Cindy Demers – Corporate and Government Affairs (480) 754-4090

Stephen Blum – Investor Relations (480) 754-5040

The Dial Corporation Declares Quarterly Dividend

Scottsdale, Ariz., June 5, 2003 - The Board of Directors of The Dial Corporation (NYSE: DL) today declared a quarterly dividend of $0.04 per share on the Company’s common stock. The dividend is payable on July 24, 2003 to stockholders of record at the close of business on June 16, 2003.

     The Dial Corporation is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

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